Exhibit 99.1

Press Release

Contact: Chris Van Ens

Phone: 720.348.7762

UDR ANNOUNCES THIRD QUARTER 2011 RESULTS
~14% Increase in FFO-Core per Diluted Share~
~$911 Million in Manhattan Acquisitions~

DENVER, CO (October 31, 2011) – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced its third quarter 2011 results.

The Company generated Funds from Operations (FFO) of $73.0 million or $0.32 per diluted share, for the quarter ended September 30, 2011, as compared to $46.9 million, or $0.27 per diluted share, in the third quarter of 2010. The third quarter results include a one-time, $0.013 per diluted share, gain on the sale of marketable securities and a JV financing fee, offset by one-time charges of $0.010 for acquisition-related and severance costs. Excluding these one-time charges, FFO-Core would have been $0.32 per diluted share. Please see the reconciliation below for further detail.

	Q3 2011	Q3 2010	YTD 2011	YTD 2010
FFO- Core per diluted share	$0.32	$0.28	$0.94	$0.84
Acquisition-related costs	(0.009)	(0.015)	(0.023)	(0.016)
JV financing fee	0.002	—	0.007	—
Severance charges	(0.001)	—	(0.005)	—
Gain on sale of TRS property	—	—	0.004	—
Storm-related expenses	—	—	—	(0.004)
Costs associated with debt extinguishment	—	—	(0.020)	(0.006)
Gain on sale of marketable securities	0.011	—	0.027	—
FFO- Reported per diluted share	$0.32	$0.27	$0.93	$0.81

A reconciliation of FFO to GAAP Net Income can be found on Attachment 2 of the Company’s third quarter 2011 Supplemental Financial Information.

“Our business remains strong, highlighted by our high-single-digit NOI growth during the third quarter and our continued ability to take advantage of the opportunities to improve the quality and geography of our portfolio,” said Tom Toomey, UDR’s president and CEO.  Mr. Toomey continued, “With ample access to a variety of capital sources and strong multifamily fundamentals we look forward to continued successes.”

Operations

Same-store revenue increased 5.0 percent year-over-year while net operating income (NOI) increased 7.0 percent for the third quarter 2011. Same-store physical occupancy increased 10 basis points to 95.6 percent year-over-year. Same-store expenses increased 1.1 percent driven by higher utility and insurance costs and real estate taxes, partially offset by a decrease in personnel, marketing and administrative costs.

The rate of turnover increased slightly to an annualized rate of 66 percent from 65 percent in the third quarter of 2010.

Summary Same-Store Results Third Quarter 2011 versus Third Quarter 2010

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	5.4%	-2.2%	9.0%	39.3%	95.1%	12,400
Mid-Atlantic	4.3%	0.4%	6.1%	30.0%	95.9%	10,418
Southeastern	4.9%	4.5%	5.1%	22.5%	95.6%	12,272
Southwestern	5.4%	4.4%	6.1%	8.2%	95.9%	4,477

Total	5.0%	1.1%	7.0%	100.0%	95.6%	39,567

[1] [2]	Based on QTD 2011 NOI. Average same-store occupancy for the quarter.

[3] During the third quarter, 39,567 apartment homes, or approximately 80 percent of 49,674 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially, same-store NOI increased by 1.8 percent driven by increased revenues of 2.0 percent, offset by a 2.5 percent increase in same-store expenses.

For the nine months ended September 30, 2011, the Company’s same-store revenue increased 3.7 percent as compared to the prior year while expenses increased 1.6 percent resulting in a same-store NOI increase of 4.8 percent as compared to the prior year period in 2010. Year-over-year occupancy decreased by 10 basis points to 95.6 percent.

Summary Same-Store Results YTD 2011 versus YTD 2010

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	3.8%	0.7%	5.3%	38.8%	95.2%	12,234
Mid-Atlantic	4.0%	1.6%	5.2%	30.6%	96.3%	10,418
Southeastern	3.1%	2.8%	3.4%	22.4%	95.3%	11,901
Southwestern	3.6%	1.3%	5.3%	8.2%	95.9%	4,477

Total	3.7%	1.6%	4.8%	100.0%	95.6%	39,030

[1] [2]	Based on YTD 2011 NOI. Average same-store occupancy for YTD 2011.

[3] During the nine months ended September 30, 2011, 39,030 apartment homes, or approximately 79 percent of 49,674 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Technology Platform

Improving the Company’s operational efficiency, while increasing resident satisfaction, are the compelling factors for our continued investment in technology. The Company’s technology platform has gained acceptance and recognition from our residents as shown by the following utilization rates:

Established Technology Initiatives:	Sept 2011	Sept 2010	December 2010
Resident payments received via ACH	77%	76%	79%
Service requests entered through MyUDR.com	80%	80%	79%
Move-ins initiated via an internet source	59%	64%	63%
New Technology Initiatives:

Renewals completed electronically	87%	64%	81%

Acquisition Activity

During the third quarter of 2011, the Company completed the acquisition of three Manhattan communities containing 1,423 homes for $911 million.  The acquisitions include:

Rivergate, a 706-home apartment community located in the Murray Hill neighborhood of Manhattan for $443.4 million. The 35-story high-rise contains 24,315 square feet of fully-leased retail and commercial space, a 125-space parking garage and had an average monthly income per occupied home of $3,262 at the time of acquisition. The Company has started a $60 million redevelopment on the community that will upgrade apartment interiors, update the lobby and building entryway and provide for the construction of a new 6,000 square foot rooftop fitness center, among other things. Additional details related to the transaction can be found in the July 12, 2011 press release on the Company’s website at www.udr.com.

21 Chelsea, a 210-home apartment community located in the Chelsea neighborhood of Manhattan for $138.9 million. The 14-story high-rise community contains 1,600 square feet of fully-leased retail space, a 152-space parking garage and had an average monthly income per occupied home of $3,226 at the time of acquisition. The Company is planning a $6 to $8 million redevelopment on the community that will include upgraded apartment interiors, a redesigned lobby and improvements to the existing rooftop common space. Additional details related to the transaction can be found in the July 12, 2011 and August 26, 2011 press releases on the Company’s website at www.udr.com.

95 Wall, a 507-home apartment community located in Manhattan’s Financial District for $328.9 million. The 22-story high-rise contains 7,526 square feet of fully-leased retail space, a 97-space parking garage, is located one block east of the Company’s 10 Hanover Square community and had an average monthly income per occupied home of over $3,100 at the time of acquisition. Additional details related to the transaction can be found in the August 8, 2011 and September 1, 2011 press releases on the Company’s website at www.udr.com.

In addition, the Company, in conjunction with its joint venture partner, Kuwait Finance House, closed on the acquisition of Twenty400, a 217-home, 5-story apartment community located in Arlington, VA for $84 million. The property, which was developed in 2010, is nearing full stabilization and had an average monthly income per occupied home of $2,140 at the time of acquisition. Additional details related to the transaction can be found in the September 1, 2011 press release on the Company’s website at www.udr.com.

Development and Redevelopment Activity

During the third quarter of 2011, UDR commenced construction on the third phase of its Vitruvian ParkSM development. The community is being built to become LEED certified, will consist of 391 homes, and is expected to cost $98 million to construct.

Beach Walk, a $46 million, 173-home joint venture development located in Huntington Beach, CA is expected to commence construction within the next twelve months.

The Company started five new redevelopment projects in the third quarter of 2011, representing 2,440 homes with budgeted costs totaling $290 million. Highlights include:

•	Marina Pointe — Marina del Rey, CA: $36 million redevelopment of this 583-home community, or $61,900 per home. Expected completion date is the second quarter of 2013.

•	Rivergate — New York, NY: See the Acquisition Activity section of this release for further details on Rivergate’s redevelopment plan. Expected completion date is the fourth quarter of 2013.

•	The Calvert – Alexandria, VA: $118 million redevelopment on and expansion of this 187-home community. In total, plans call for the addition of 145 homes. Expected completion date is the first quarter of 2014.

•	Pine Brook I and II – Costa Mesa, CA: $39 million redevelopment of this 496-home community, or $78,100 per home. Expected completion date is the second quarter of 2014.

•	Villa Venetia – Costa Mesa, CA: $37 million redevelopment of this 468-home community, or $78,100 per home. Expected completion date is the second quarter of 2014.

The Company’s development and redevelopment pipelines, including its joint ventures projects, totaled $751 million and $337 million, respectively, at the end of the third quarter.

Disposition Activity

During the third quarter, the Company sold Riachi at One21, a 402-home community, and Ridgeview Park Townhomes, a 48-home community, both located in Plano, TX for $50.5 million in total proceeds. At the time of the dispositions, the communities were 95.7 percent occupied with an average monthly income per occupied home of $1,097.

Capital Markets Activity

On July 18, 2011, the Company completed a public offering of 20.7 million shares of common stock, including the underwriter’s overallotment option, at a gross price of $25.00 per share. Proceeds of approximately $496 million, after underwriting discounts, commissions and offering expenses, were used to fund recent acquisitions, for working capital and for general corporate purposes.

Prior to the overnight equity offering, the Company raised $43 million of equity through the sale of 1.7 million shares at a weighted average net price of $24.90 per share under its “At the Market” equity offering program in the third quarter.

In conjunction with the acquisition of 95 Wall in Manhattan, the Company issued 1.8 million operating partnership units at approximately $25 per unit for $45 million.

Balance Sheet

At September 30, 2011, UDR had $506 million in availability through a combination of cash and undrawn capacity on its credit facilities. Subsequent to the quarter end, the Company increased that amount by $300 million by replacing its previous $600 million revolver with a new $900 million unsecured revolving credit facility.

UDR’s total indebtedness at September 30, 2011 was $4.0 billion. The Company ended the third quarter with fixed-rate debt representing 76 percent of its total debt, a total blended interest rate of 4.1 percent and a weighted average maturity of 4.2 years. UDR’s fixed charge coverage ratio (adjusted for non-recurring items) was 2.5 times.

Post Quarter Activity

Development and Redevelopment Activity

In October 2011, the Company acquired the land for its Village at Bella Terra development in Huntington Beach, CA. The community is anticipated to include 467 homes, cost $150 million and be completed in the second quarter of 2013.

Disposition Activity

In October 2011, the Company sold three additional communities, The Tribute located in Raleigh, Summit at Mission Bay in San Diego, and Crossroads in Concord, CA totaling 812 apartment homes for $124.3 million in gross proceeds. At the time of the dispositions, the communities were 95.5 percent occupied on average with an average monthly income per occupied home of $1,173.

Capital Markets Activity

On October 25, 2011, the Company entered into a new $900 million unsecured revolving credit facility, replacing its prior, $600 million facility. The new facility has an initial term of four years, includes a one-year extension option, and contains an accordion feature that allows the Company to increase the facility to $1.35 billion.

Based on the Company’s current credit ratings, the credit facility carries an interest rate equal to LIBOR plus a spread of 122.5 basis points and a facility fee of 22.5 basis points.

In addition, the Company amended and re-priced its $250 million unsecured term loan due in January, 2016. The term loan was re-priced to LIBOR plus 142.5 basis points from LIBOR plus 200 basis points and its underlying covenants were aligned with those of UDR’s new revolving credit facility.

2011 Guidance

For full year 2011, the Company is re-affirming its estimate of FFO per share of $1.25 to $1.30. All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team. The following reconciles from forecasted FFO per share to GAAP Net Loss per share:

	Low	High
Forecasted 2011 FFO guidance per diluted share	$1.25	$1.30
Conversion to GAAP share count	(0.08)	(0.08)
Depreciation	(1.80)	(1.80)
Non-controlling interests	0.01	0.01
Preferred dividends	(0.02)	(0.02)
Gains on sale of depreciable property	0.45	0.45
Forecasted GAAP net loss per diluted share	(0.19)	(0.14)

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 11:00 a.m. EDT on October 31, 2011 to discuss third quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 800-762-8779 for domestic and 480-629-9771 for international and provide the following conference ID number: 4472872.

A replay of the conference call will be available through November 21, 2011, by dialing
800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4472872, when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Financial Information

Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.

Mail — For those without Internet access, the third quarter 2011 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations concerning the joint venture with MetLife, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 8-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2011, UDR owned or had an ownership position in 62,037 apartment homes including 2,255 homes under development. For over 39 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2011	2010	2011	2010
Rental income	$187,320	$150,139	$521,679	$435,152
Rental expenses:
Real estate taxes and insurance	22,548	17,832	63,040	53,933
Personnel	14,575	13,945	44,131	39,855
Utilities	10,185	8,537	28,014	24,268
Repair and maintenance	10,575	9,211	28,807	24,663
Administrative and marketing	3,684	3,904	11,773	11,182
Property management	5,152	4,129	14,347	11,967
Other operating expenses	1,539	1,403	4,540	4,342

	68,258	58,961	194,652	170,210
Non-property income:
Loss from unconsolidated entities	(1,580)	(835)	(4,260)	(2,757)
Gain on sale of investments	2,550	—	5,673	—
Interest and other income (1)	2,679	2,192	6,947	5,719

	3,649	1,357	8,360	2,962
Other expenses:
Real estate depreciation and amortization	95,436	70,880	265,184	207,061
Interest	39,617	36,129	112,281	105,678
Amortization of convertible debt premium	359	859	1,077	2,754
Other debt charges (2)	(7)	91	4,052	1,121

Total interest	39,969	37,079	117,410	109,553
Acquisition-related costs	2,047	2,679	4,771	2,679
Severance charges	254	—	1,025	—
General and administrative	9,618	9,315	29,716	29,248
Other depreciation and amortization	983	1,224	3,012	3,755

	148,307	121,177	421,118	352,296
Loss from continuing operations	(25,596)	(28,642)	(85,731)	(84,392)
Income from discontinued operations	11,810	4,037	58,198	7,121

Consolidated net loss	(13,786)	(24,605)	(27,533)	(77,271)
Net loss attributable to non-controlling interests	535	839	1,058	2,828

Net loss attributable to UDR, Inc.	(13,251)	(23,766)	(26,475)	(74,443)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(932)	(2,793)	(2,794)
Distributions to preferred stockholders — Series G	(1,377)	(1,436)	(4,210)	(4,325)
(Premium)/discount on preferred stock repurchases, net	—	—	(175)	25

Net loss attributable to common stockholders	$(15,559)	$(26,134)	$(33,653)	$(81,537)

Earnings/(loss)per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders	($0.13)	($0.18)	($0.47)	($0.55)
Income from discontinued operations	$0.06	$0.02	$0.30	$0.04
Net loss attributable to common stockholders	($0.07)	($0.16)	($0.17)	($0.51)
Common distributions declared per share	$0.200	$0.185	$0.585	$0.545
Weighted average number of common shares outstanding — basic and diluted	213,816	165,403	195,723	160,841

(1)	Includes $2.5 million and $0.5 million of management fees from joint ventures during the three months ended September 30, 2011 and 2010 and $6.4 million and $1.5 million during the nine months ended September 30, 2011 and 2010.

(2)	Write-off of deferred financing costs on early debt extinguishment, including $0 and $599 write-off of convertible debt premium for the three and nine months ended September 30, 2010.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2011	2010	2011	2010
Net loss attributable to UDR, Inc.	$(13,251)	$(23,766)	$(26,475)	$(74,443)
Distributions to preferred stockholders	(2,308)	(2,368)	(7,003)	(7,119)
Real estate depreciation and amortization, including discontinued operations	96,554	75,591	271,830	221,524
Non-controlling interest	(535)	(839)	(1,058)	(2,828)
Real estate depreciation and amortization on unconsolidated joint ventures	2,956	1,215	8,648	3,375
Net gain on the sale of depreciable property in discontinued operations, excluding RE3	(11,364)	(3,878)	(55,172)	(3,999)
(Premium)/discount on preferred stock repurchases, net	—	—	(175)	25

Funds from operations (“FFO”) — basic	$72,052	$45,955	$190,595	$136,535

Distribution to preferred stockholders — Series E (Convertible)	931	932	2,793	2,794

Funds from operations — diluted	$72,983	$46,887	$193,388	$139,329

FFO per common share — basic	$0.32	$0.27	$0.94	$0.82

FFO per common share — diluted	$0.32	$0.27	$0.93	$0.81

Weighted average number of common shares and OP Units outstanding — basic	222,051	171,019	202,711	166,691
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	227,243	176,480	207,854	171,936

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

RE3 gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. We consider FFO with RE3 gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce profits which differ from the traditional long-term investment in real estate for REITs.

Attachment 3

UDR
Consolidated Balance Sheets

	September 30,	December 31,
In thousands, except share and per share amounts	2011	2010
	(unaudited)	(audited)
ASSETS
Real estate owned:
Real estate held for investment	$7,988,133	$6,398,630
Less: accumulated depreciation	(1,794,150)	(1,550,847)

	6,193,983	4,847,783
Real estate under development
(net of accumulated depreciation of $115 and $0)	192,815	97,912
Real estate held for disposition
(net of accumulated depreciation of $9,835 and $87,479)	36,366	297,326

Total real estate owned, net of accumulated depreciation	6,423,164	5,243,021
Cash and cash equivalents	13,482	9,486
Marketable securities	—	3,866
Restricted cash	19,641	15,447
Deferred financing costs, net	23,709	27,267
Notes receivable	7,800	7,800
Investment in unconsolidated joint ventures	187,176	148,057
Other assets	129,931	74,596

Total assets	$6,804,903	$5,529,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$2,004,525	$1,840,872
Secured debt — real estate held for disposition	17,159	122,798
Unsecured debt	1,967,661	1,603,834
Real estate taxes payable	28,729	14,585
Accrued interest payable	23,924	20,889
Security deposits and prepaid rent	37,685	26,046
Distributions payable	47,489	36,561
Deferred gains on the sale of depreciable property	29,106	28,943
Accounts payable, accrued expenses, and other liabilities	109,066	105,925

Total liabilities	4,265,344	3,800,453
Redeemable non-controlling interests in operating partnership	208,766	119,057
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2010)	46,571	46,571
3,264,362 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (3,405,562 shares at December 31, 2010)	81,609	85,139
Common stock, $0.01 par value; 250,000,000 shares authorized
219,038,779 shares issued and outstanding (182,496,330 shares at December 31, 2010)	2,190	1,825
Additional paid-in capital	3,322,505	2,450,141
Distributions in excess of net income	(1,111,356)	(973,864)
Accumulated other comprehensive loss, net	(15,427)	(3,469)

Total UDR, Inc. stockholders’ equity	2,326,092	1,606,343
Non-controlling interest	4,701	3,687

Total equity	2,330,793	1,610,030

Total liabilities and stockholders’ equity	$6,804,903	$5,529,540